Exhibit 99.2

Evergreen Energy Inc. Announces Successful Test Burn Results

DENVER, December 27, 2006 - Buckeye Industrial Mining Co., a subsidiary of Evergreen Energy Inc (NYSE Arca: EEE), has organized a successful demonstration test burn of K-Fuel™ refined coal with the city of Painesville, Ohio, Department of Utilities, that achieved compliance with a new federal clean air standard for industrial boilers that goes into effect next year.

The test burn combined Buckeye’s high-sulfur Ohio coal and K-Fuel™ refined coal in stack verification testing to assess compliance with the new Federal Industrial Boiler MACT Rule that takes effect September 13, 2007.

The test burn used a coal blend designed to take advantage of the K-Fuel™ refined coal’s ultra low levels of mercury and hydrogen chloride (HCl). The test purposefully held the sulfur at a level to maintain the efficiency of the existing electrostatic precipitator operation for particulate collection.

The fuel-based and stack testing results confirmed the blend successfully achieved compliance with the new emission standards of 0.07 pounds of particulate matter per million Btu’s generated, 0.09 pounds of hydrogen chloride per million Btu’s generated and nine pounds of mercury per trillion Btu’s generated.

“This test shows that coal consumers don’t have to make large capital investments to achieve environmental compliance,” said Mark Sexton, Evergreen’s chairman and CEO. “By using K-Fuel™ refined coal, boiler operators can pursue a fuel-based compliance strategy instead of buying costly control equipment and may be able to continue using their existing coal supply in the coal blend.

“Blended coal represents a large, traditional market of existing customers for Buckeye in an area from the Great Lakes to the Eastern Seaboard,” added Sexton. “We believe the introduction of K-Fuel™ into this blended coal market

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offers great potential to help industrial users comply with the new emissions standards - a potential that will increase as emissions standards become more stringent in the out years. In addition, the test results demonstrate that local mining jobs can be preserved through a blend of indigenous coal and K-Fuel™ that meets the new standards.”

About Evergreen Energy Inc.
Evergreen Energy is leveraging a vertically integrated, coal-based platform to deliver combined energy, environmental and economic solutions, producing cleaner, efficient and affordable energy. Evergreen Energy is meeting the specific needs of vital industrial, international and public utility market customers. Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low Btu coals into a more energy efficient, lower emission fuel. A co-benefit of the K-Fuel™ process is the removal of significant amounts of mercury and reductions in the emissions of carbon dioxide, sulfur dioxide and nitrogen oxides. Visit www.evgenergy.com for more information.

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Contacts:

For Evergreen Energy

Analysts and Investors                   Media and Public Affairs
Karli Anderson                                Paul Jacobson
Director, Investor Relations           VP, Corporate Communications
303.293-2992                                 303-293-2992